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         Adams, Harkness & Hill, Inc.



[Logo]


September 27, 1999

PERSONAL & CONFIDENTIAL
-----------------------
Mr. Matthew J. Bergeron
President and Chief Operating Officer
Praegitzer Industries, Inc.
19801 SW 72nd Avenue
Tualatin, OR 97062

Dear Matt:

     We are pleased to confirm the arrangements under which Adams, Harkness & Hill, Inc. ("AH&H") has today been engaged by Praegitzer Industries, Inc. (the "Company") to render an opinion (the "Opinion") to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company (or, in the case of a stock-for-stock transaction, the exchange ratio specified in the agreement relating to such transaction) in connection with a proposed sale of the Company (the "Transaction").

     At the Company's request, AH&H will undertake a study to enable it to render the Opinion to the Board of Directors of the Company. An oral summary of the Opinion (the "Oral Opinion") will be presented to the Board of Directors of the Company at its meeting called to consider the sale transaction (the "Transaction Meeting"). AH&H's written Opinion will be dated as of a date reasonably proximate to the date of the definitive agreement between the Company and the purchaser. It is understood that the Opinion, if requested, will be in the form customarily provided by AH&H and will be subject to customary assumptions and qualifications. The Opinion will be provided solely for the information and assistance of the Board of Directors and senior management of the Company in connection with its consideration of the Transaction and is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless (i) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission and it is included in full (and AH&H has had an opportunity, if it deems it appropriate, to update the Opinion to the date of the document in which it is included) and you have received AH&H's prior written consent with respect to all of the references to it and/or the Opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (ii) it is to be introduced into evidence or referred to in connection with any litigation relating to the transaction to which the Opinion relates, in which case the Company will give AH&H written notice at least three (3) business days in advance of such introduction or reference.

     As consideration for AH&H's services, the Company agrees to pay AH&H a fee for its services in rendering any Opinion of $350,000, promptly upon delivery of any Oral Opinion. It is understood and agreed that an additional fee in the same amount will be payable in connection with each Opinion rendered by AH&H with respect to a Transaction, irrespective of the conclusion expressed in any such Opinion.

     The Company agrees to reimburse AH&H for all reasonable out-of-pocket expenses incurred in connection with the performance of its duties under this agreement, including but not limited to, reasonable fees and expenses of legal counsel retained by it.

     The Company agrees to the provisions with respect to AH&H's indemnity and other matters set forth in EXHIBIT A, Indemnification Provisions, which is incorporated by reference into this letter.

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Praegitzer Industries, Inc.
September 27, 1999
Page 2


     This agreement may be terminated with or without cause by AH&H or the Company at any time prior to the delivery of the Oral Opinion upon receipt of written notice by the other party to that effect. Upon termination of the agreement, neither party will have any liability or continuing obligation to the other, except that the provisions of EXHIBIT A, attached to this agreement, will survive any such termination.

     The Company will provide AH&H (and will request that each prospective purchaser with which the Company enters into negotiations provide AH&H) with such information as AH&H reasonably deems appropriate in connection with its engagement and will provide AH&H with access to the Company's officers, directors and advisors. All such information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges that AH&H: (i) will be using and relying upon the accuracy and completeness of the publicly available information or information supplied by or on behalf of the Company and any purchaser in connection with its engagement without independent verification; (ii) does not assume responsibility for the accuracy of any such information and (iii) will not make an appraisal of any assets or liabilities of the Company or any prospective purchaser.

     As you know, AH&H is a full service investment banking firm and as such may from time to time effect transactions for its own account or the account of customers, and hold positions in securities or options on securities of companies which may be the subject of the engagement contemplated by this agreement.

     The Company represents that it is a sophisticated business enterprise that has retained AH&H for the limited purposes set forth in this agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this agreement. This agreement is solely for the benefit of AH&H, the Company and each of their respective officers, directors, employees and agents, and any person controlling them within the meaning of the Securities Act of 1933, as amended, and the respective legal representatives, successors and assigns of AH&H and the Company, and no other person shall acquire or have any right under or by virtue of this agreement.

     No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to AH&H.

     Except to the extent described in the last sentence of this paragraph, any controversy or claim arising out of or relating to this engagement agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration proceedings will be conducted in Boston, Massachusetts. The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this engagement agreement. Notwithstanding the foregoing, nothing contained in this engagement agreement shall be construed to restrict in any way the right of any party hereto to seek injunctive or similar equitable relief in any court of competent jurisdiction with respect to any threatened breach of the provisions of this agreement or any of the respective parties' obligations hereunder.

     This agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to principles of conflicts of laws.

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Praegitzer Industries, Inc.
September 27, 1999
Page 3


     If this letter accurately sets forth the understanding between us, please sign the enclosed copy of this letter below and return it to AH&H, at which time this letter will become a mutually binding obligation.



                                                Very truly yours,

                                                ADAMS, HARKNESS & HILL, INC.



                                                /s/ Joseph W. Hammer
                                                --------------------------------
                                                Joseph W. Hammer
                                                Managing Director


Agreed to as of the above date:



/s/ Matthew J. Bergeron
-----------------------------------------
Mr. Matthew J. Bergeron
President and Chief Operating Officer
Praegitzer Industries, Inc.

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                                   EXHIBIT A
                           Indemnification Provisions


     In the event that Adams, Harkness & Hill, Inc. and its officers, directors, agents, employees, affiliates and control persons (collectively, "AH&H") becomes involved in any capacity, other than as a plaintiff, in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with any matter related to the assignment described in this letter, the Company periodically will reimburse AH&H for its legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith; PROVIDED, HOWEVER, that if it is found in any such action, proceeding or investigation that any loss, claim, damage or liability of AH&H has resulted from the gross negligence or willful misconduct of AH&H in performing the services which are the subject of this letter, AH&H shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of AH&H which is the subject of such finding. The Company also will indemnify and hold AH&H harmless against any losses, claims, damages or liabilities to any such person in connection with any matter related to the assignment described in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of AH&H in performing the services that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to AH&H or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by AH&H as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and AH&H on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and AH&H with respect to such loss, claim, damage or liability and any other relevant equitable considerations; PROVIDED, HOWEVER, that in no event shall AH&H be required to contribute any amounts in excess of the fees received by it hereunder. The Company shall be liable for any settlement of any claim against AH&H made with the Company's written consent, which consent shall not unreasonably be withheld, and the Company shall not, without the prior written consent of AH&H, settle or compromise any claim or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to AH&H of an unconditional release from any and all liability in respect of such claim. AH&H shall have the right to retain counsel of its own choice to represent it in connection with any matter as to which the indemnity, expense reimbursement and contribution provisions apply. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of AH&H and the officers, directors, agents, employees, affiliates and control persons (if any), as the case may be, of AH&H and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, AH&H, any such affiliate and any such person. The indemnity obligations of the Company hereunder shall not extend to any affiliate of AH&H or to the directors, agents, employees, or controlling persons (if any), as the case may be, of AH&H or any such affiliate to the extent that any loss, claim, damage or liability results from the gross negligence or willful misconduct of AH&H or any such other person in performing the services which are the subject of the letter. The Company also agrees that neither AH&H nor any of such officers, directors, agents, employees, affiliates and control persons shall have any liability to the Company and its stockholders for or in connection with any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or the expenses incurred by the Company result from the gross negligence or willful misconduct of AH&H in performing the services that are the subject of this letter. The provisions of this EXHIBIT A shall survive any termination or completion of the engagement provided by this letter agreement and this letter agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without regard to principles of conflicts of laws.